CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SUSTUT EXPLORATION, INC.

______________________________________________________________________________

Sustut Exploration, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“Fourth: The total number of shares of stock of which the corporation shall have authority to issue is Two Hundred Million (200,000,000), all of which shall be designated as common stock, $0.001 par value per share.

Effective as of 5:00 pm, New York time, on April 17, 2008 (the “Effective Time”) each share of the corporation’s common stock, $0.001 par value per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into 0.99026241954 of a share of common stock, $0.001 par value per share, of the corporation (the “New Common Stock”). Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock as equals the product obtained by multiplying the number of shares of Old Common Stock represented by such certificate immediately prior to the Effective Time by 0.99026241954. No fractional shares of New Common Stock shall be issued as a result of such stock split, and any fractional shares owed due to such split shall be rounded up or down to the nearest whole share”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 and 228 (by the written consent of the stockholders of the Corporation) of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Sustut Exploration, Inc. has caused this Certificate to be executed by its duly authorized officer on this 17th day of April, 2008.

SUSTUT EXPLORATION, INC.

By:/s/ Terry Hughes
      Name: Terry Hughes
     Title: President